Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES MICHAEL F. BIEHL WILL JOIN THE COMPANY AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

CHESTERLAND, Ohio, March 3, 2016 – Fairmount Santrol (NYSE: FMSA) today announced Michael F. Biehl will join the Company as Executive Vice President and Chief Financial Officer.

Mr. Biehl will join Fairmount Santrol from Chart Industries, Inc. (Nasdaq: GTLS), a diversified global manufacturer of equipment for the industrial gas, energy and biomedical industries, where he has served as Chief Financial Officer since 2001. Prior to joining Chart Industries, he was Vice President, Finance and Treasurer at the former Oglebay Norton Company, an industrial minerals mining, processing and transportation company. He previously also worked in the audit practice of Ernst & Young LLP in Cleveland. Mr. Biehl holds an MBA from Northwestern University’s Kellogg School of Management and a BBA (with a major in accounting) from Ohio University.

“After a thorough search for the best candidate, we are very pleased Michael will be joining Fairmount Santrol to lead our Finance and Accounting organization. Given his extensive public company financial experience and broad knowledge of the industrial, energy and mining industries, we believe Michael will be an excellent addition to our management team and a valuable asset to our Company,” said Jenniffer Deckard, Fairmount Santrol President and Chief Executive Officer.

Once Mr. Biehl assumes the CFO role, which is expected no later than May 1, 2016, Mark E. Barrus, who has been serving as the Company’s Interim Chief Financial Officer since October 2015, will continue to provide strong leadership to Fairmount Santrol’s

Finance and Accounting organization as Vice President, Accounting and Controls.

“We thank Mark for his leadership as our Interim CFO over the past several months,” said Ms. Deckard. “We appreciate his professionalism and his commitment to our organization during this challenging time for our entire industry.”

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

Fairmount Santrol

440-279-0204

Sharon.VanZeeland@FairmountSantrol.com

Media contact:

Kristin Lewis

Fairmount Santrol

440-279-0245

Kristin.Lewis@FairmountSantrol.com